                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                POWERDSINE, LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M41415106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)


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CUSIP No. M41415106                                                 SCHEDULE 13G
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          ABS VENTURES VIII L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                        (b)

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
               5         SOLE VOTING POWER

  NUMBER OF              2,111,224 (1)

               --------- -------------------------------------------------------
   SHARES      6         SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               0
               --------- -------------------------------------------------------
    EACH       7         SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                2,111,224 (1)

               --------- -------------------------------------------------------
    WITH       8         SHARED DISPOSITIVE POWER

                         0
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,111,224 (1)
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                          |_|

------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             11.3%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             OO
------------ -------------------------------------------------------------------

(1) All shares held of record by ABS Ventures VIII L.P. See Item 4 below.

CUSIP No. M41415106                                                 SCHEDULE 13G
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          CALVERT CAPITAL CAYMANS I L.L.C.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                        (b) X

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
               5         SOLE VOTING POWER

  NUMBER OF              0
               --------- -------------------------------------------------------
   SHARES      6         SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               2,111,224 (1)
               --------- -------------------------------------------------------
    EACH       7         SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                0
               --------- -------------------------------------------------------
    WITH       8         SHARED DISPOSITIVE POWER

                         2,111,224(1)
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,111,224 (1)
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                          |_|

------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             11.3%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             OO
------------ -------------------------------------------------------------------

(1) All shares held of record by ABS Ventures VIII L.P. See Item 4 below.

CUSIP No. M41415106                                                 SCHEDULE 13G
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          BRUNS H. GRAYSON
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                        (b) X
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
               5         SOLE VOTING POWER

  NUMBER OF              0
               --------- -------------------------------------------------------
   SHARES      6         SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               2,111,224 (1)
               --------- -------------------------------------------------------
    EACH       7         SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                0
               --------- -------------------------------------------------------
    WITH       8         SHARED DISPOSITIVE POWER

                         2,111,224(1)
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,111,224 (1)
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                     |_|


------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             11.3%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             IN
------------ -------------------------------------------------------------------

(1) All shares held of record by ABS Ventures VIII L.P. See Item 4 below.

CUSIP No. M41415106                                                 SCHEDULE 13G
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          R. WILLIAM BURGESS JR.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                        (b) X

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                5         SOLE VOTING POWER

  NUMBER OF               0
                --------- ------------------------------------------------------
   SHARES       6         SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                2,111,224 (1)
                --------- ------------------------------------------------------
    EACH        7         SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                 0
                --------- ------------------------------------------------------
    WITH        8         SHARED DISPOSITIVE POWER

                          2,111,224(1)
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,111,224 (1)
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                        |_|


------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             11.3%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

             IN
------------ -------------------------------------------------------------------

(1) All shares held of record by ABS Ventures VIII L.P. See Item 4 below.

Item 1.  (a)    Name of Issuer:

         PowerDsine Ltd.

         (b)    Address of Issuer's Principal Executive Offices:

         1 Hanagar Street
         Neve Ne'eman Industrial Zone
         Hod Hasharon, Israel 45421

Item 2.  (a)    Name:

         This Statement is filed by ABS Ventures VIII, L.P., Calvert Capital Caymans I L.L.C., Bruns H. Grayson and R. William Burgess Jr. (the "Reporting Person")

         (b)    Principal Business Address:

         The address of the principal office of each of the Reporting Persons is c/o ABS Ventures, 890 Winter Street, Suite 225, Waltham, Massachusetts 02451.

         (c)    Citizenship:

         Delaware

         (d)    Title of Class of Securities:

         Common Stock

         (e)    CUSIP Number:

         M41415106

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c):

         See Row 12 of cover page ("Type of Reporting Person") for the Reporting Person.

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         If this statement is filed pursuant to Rule 13d-1(c),  check this box
[ X ].

Item 4.                 Ownership.

         (a)    Amount Beneficially Owned:

         The responses of each Reporting Person to Row 9 of the cover page is incorporated herein by reference.

         (b)    Percentage of Class:

         The response of each Reporting Person to Row 11 of the cover page is incorporated herein by reference.

         (c)    Number of Shares to which such person has:

         (i)    sole power to vote or direct the vote
         (ii)   shared power to vote or direct the vote
         (iii)  sole power to dispose or to direct the disposition of
         (iv)   shared power to dispose or to direct the disposition of

         The responses of the Reporting Person to Rows 5-8 of the cover page are incorporated herein by reference.

         The Reporting Persons, as listed on Exhibit B attached hereto, may be deemed members of a group within the meaning of Section 13(d)(3) (the "Group"), which in the aggregate may be deemed to beneficially own a total of 2,111,224 shares of Common Stock, consisting of 11.3% of the Issuer's Common Stock. In accordance with Rule 13d-4 under the Act, each of the Reporting Persons hereby declares that this Report shall not be construed to be an admission that each such Reporting Person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any of the shares of Common Stock covered by this Report other than those held in his or its name.

Item 5.  Ownership of Five Percent or Less of a Class:

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable.


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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company:

         Not applicable.

Item 8.  Identification and Classification of Members of the Group:

         See Exhibit B attached hereto.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:   February 14, 2005                 ABS VENTURES VIII L.P.

                                           By:  Zolo LLC
                                           By:  Calvert Capital Caymans I L.L.C.


                                           By:    /s/ Bruns H. Grayson
                                              ----------------------------------
                                              Name:   Bruns H. Grayson
                                              Title:  Senior Manager

                                  Exhibit Index

Exhibit A -   Joint Filing Agreement dated as of February 14, 2005 by and among ABS Ventures VIII L.P., Calvert Capital Caymans I L.L.C.,
              Bruns H. Grayson and R. William Burgess Jr.

Exhibit B -   Members of the Filing Group